Exhibit 99.1

Resource Center: 1-800-732-6643

Contact:	Brian Faith 202-752-6720
Number:	4711
Date:	May 20, 2009

Fannie Mae Announces Company Veteran Karen Pallotta to Lead
Single-Family Mortgage Business
Executive Vice President Thomas A. Lund to Retire

WASHINGTON, DC – Fannie Mae (FNM/NYSE) announced that Karen Pallotta, a 19-year veteran of the company, will become the head of the company’s Single-Family Mortgage Business effective June 1, 2009. Thomas A. Lund, Executive Vice President, Single-Family Mortgage Business, is retiring from the company as of June 30, 2009.

Pallotta joined Fannie Mae in 1990 and has served in a variety of leadership roles, most recently as Senior Vice President, Product Acquisition Strategy and Support. In that capacity, Pallotta has been the senior executive responsible for product acquisition, pricing, strategic positioning and organizational activities necessary to support customer relationships on behalf of the company’s single-family guaranty business. Previously, Pallotta was Vice President of Marketing and Lender Strategies where she managed a team responsible for developing and implementing marketing strategies for the single-family business, managing Fannie Mae’s sales presence at industry events, and undertaking customer outreach and education.

“Karen’s ascension to head our single-family division is a testament to the strong and deep bench of talent at all levels in single-family and across the company,” said Michael J. Williams, President and CEO. “Karen knows our business from the ground up, understanding both the details and larger strategic picture. She is a talented and innovative member of the company’s executive management team. I expect the leadership transition in our single-family division to be seamless as we continue to do all we can to support the market and help prevent foreclosures during this challenging time for the mortgage industry and the economy as a whole.”

Lund joined Fannie Mae in 1995 as a vice president for marketing before becoming senior vice president of the company’s southwestern region. He then served as senior vice president for Fannie Mae’s Investor Channel before becoming chief acquisition officer. He was named head of Fannie Mae’s Single-Family Mortgage Business in 2005.

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Fannie Mae Release
Page Two

“We deeply appreciate Tom’s enormous contributions to Fannie Mae across a distinguished career with the company,” Williams said. “Tom’s leadership of our single-family division through one of the most turbulent and trying periods in mortgage market history has been exemplary, and he has left an invaluable imprint on our company and the industry as a whole. We’ll miss Tom’s deep understanding of the business and his strategic counsel, as well as his warmth and good cheer. We wish him all the best in his future endeavors.”

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Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.